SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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COBRA ELECTRONICS CORPORATION

(Name of Registrant as Specified In Its Charter)

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6500 West Cortland StreetChicago, Illinois 60707773-889-8870Fax: 773-889-1678

Notice of Annual Meeting of Shareholders
To Be Held on May 14, 2002

To the Shareholders:

The Annual Meeting of Shareholders of Cobra Electronics Corporation (the ‘‘Company’’) will be held at the offices of Sidley Austin Brown & Wood, Bank One Plaza, 10 South Dearborn Street, 55th Floor, Room 2-C, Chicago, Illinois on Tuesday, May 14, 2002 at 11:00 a.m. to:

1.	Elect two Class I directors of the Company to hold office until the 2005 Annual Meeting of Shareholders; and

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on April 5, 2002 are entitled to notice of and to vote at the meeting or any adjournments thereof. A complete, alphabetic list of such shareholders showing their addresses and the number of shares registered for each will be kept open at the offices of the Company, 6500 West Cortland Street, Chicago, Illinois 60707, for examination by any shareholder during ordinary business hours for a period of ten days prior to the meeting.

Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

A copy of the Summary Annual Report for the year ended December 31, 2001, a Proxy Statement and proxy card accompany this notice.

By	order of the Board of Directors,

GE	RALD M. LAURES
Secretary

Chicago, Illinois
April 12, 2002

COBRA ELECTRONICS CORPORATION
6500 West Cortland Street
Chicago, Illinois 60707

Proxy Statement for Annual Meeting of Shareholders
To Be Held on May 14, 2002

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Cobra Electronics Corporation (the ‘‘Company’’) to be voted at the Company’s 2002 Annual Meeting of Shareholders to be held on Tuesday, May 14, 2002 at the offices of Sidley Austin Brown & Wood, Bank One Plaza, 10 South Dearborn Street, 55th Floor, Room 2-C, Chicago, Illinois at 11:00 a.m. The principal executive offices of the Company are located at 6500 West Cortland Street, Chicago, Illinois 60707. This Proxy Statement, the accompanying proxy card and the 2001 Summary Annual Report were first mailed to shareholders on or about April 12, 2002.

RECORD DATE AND OUTSTANDING VOTING SECURITIES

Only shareholders of record at the close of business on April 5, 2002 are entitled to notice of and to vote at the meeting. On that date the Company had outstanding 6,348,677 shares of Common Stock, par value $.33 1/3 per share. Owners of Common Stock are entitled to one vote for each share held. The Company has no other outstanding voting securities.

REVOCATION OF PROXIES AND OTHER VOTING INFORMATION

Proxies given pursuant to this solicitation may be revoked at any time prior to the voting thereof (by giving written notice to the Secretary of the Company, by executing a proxy card bearing a later date which is voted at the meeting or by attending the 2002 Annual Meeting of Shareholders and voting in person); once voted, however, proxies may not be retroactively revoked.

With respect to the election of directors, a shareholder may (i) vote for the election of the nominees designated below, (ii) withhold authority to vote for all director nominees or (iii) vote for the election of all director nominees other than a nominee with respect to whom the shareholder withholds authority to vote by striking a line through the nominee’s name on the proxy. All outstanding shares of Common Stock represented by properly executed and unrevoked proxies received in time for the meeting will be voted as instructed in the accompanying proxy. If no instructions are given, the shares will be voted for the election of all nominees designated below to serve as Class I directors.

A proxy card submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a particular matter (the ‘‘non-voted shares’’). Non-voted shares will be considered shares not present and entitled to vote on the matter, although those shares may count for purposes of determining the presence of a quorum. If a quorum is present at the meeting, the two persons receiving the greatest number of votes will be elected to serve as Class I directors. Accordingly, non-voted shares and withholding authority to vote for a director nominee will not affect the outcome of the election of directors.

PROPOSAL I—ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation classifies the Board of Directors into three classes, as nearly equal in number as possible, each of whom serves for three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. The terms of two of the present directors will expire at the 2002 Annual Meeting of Shareholders. Mr. James R. Bazet, President and Chief Executive Officer, and Mr. Harold D. Schwartz, director, have been nominated for election as Class I directors for three-year terms expiring at the 2005 Annual Meeting of Shareholders and until their successors are elected and qualified.

Unless otherwise specified on a proxy card, it is the present intention of the persons named in the accompanying proxy card to vote that proxy for the election of James R. Bazet and Harold D. Schwartz. Management is not aware of any nominee for director to be proposed by others. If on account of death or unforeseen contingencies, either of Messrs. Bazet or Schwartz should not be available for election, the persons named in the accompanying proxy reserve the right to vote that proxy card for such other person or persons as may be nominated to serve as a Class I director, by the management of the Company. Management has no reason to believe that any Class I nominee will be unable to serve if elected.

The names of the Company’s directors and director nominees, their principal occupations and certain biographical information relating to them are set forth below.

Directors and Nominees	Age	Principal Occupation
James R. Bazet, Class I (Nominee, term, if elected, Expiring in 2005)	54
President and Chief Executive Officer of the Company, January 1998 to present; Executive Vice President and Chief Operating Officer of the Company, July 1997 to December 1997; President and Chief Executive Officer, Ryobi Motor Products Floor Care Division, 1995–1997. Director since May 1997.

William P. Carmichael, Class III (Term expiring in 2004)	58
Trustee of Nations Funds, a mutual fund, and Director of Opta Food Ingredients, Inc. since 1999; Senior Vice President & Chief Accounting Officer, Sara Lee Corporation, 1991–1993; retired 1993. Director since 1994.

James W. Chamberlain, Class II (Term expiring in 2003)	55
President, Ryobi North America Inc., August 2000 to present; Senior Vice President & General Manager, Ryobi Finance Corporation, April 1998 to present; Vice President and General Manager, Ryobi Financial Corporation, 1992–1998. Director since October 1999.

Carl Korn, Class III (Term expiring in 2004)	80	Chairman of the Board of the Company, 1961 to present; President and Chief Executive Officer of the Company, 1961–1985. Director since 1961.

Gerald M. Laures, Class II (Term expiring in 2003)	54	Vice President—Finance of the Company, since March 1994; Corporate Secretary of the Company, 1989 to present; Corporate Controller of the Company 1988–1994. Director since 1994.

Ian R. Miller, Class III (Term expiring in 2004)	51
Independent consultant, marketing/brand strategy, August 2001 to present; Group Management Executive, MarchFirst, Inc., August 2000 to August 2001; President, Consumer Food Worldwide Division, Monsanto Corporation, 1995–1999; President, Chief Operating Officer and Managing Partner of Euro RSCG Tatham 1989–1995. Director since February 2000.

Harold D. Schwartz, Class I (Nominee, term, if elected, Expiring in 2005)	76	President, Chez & Schwartz, Inc., marketing and sales consultants, 1973 to present. Director since 1983.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors of the Company held five meetings during fiscal year 2001. Each member of the Board of Directors attended at least 75% of all the meetings of the Board of Directors and committees of which they are members. The Board of Directors has four committees: the Audit Committee, the Finance Committee, the Compensation Committee and the Stock Option Plan Committee.

The members of the Audit Committee are: Harold D. Schwartz (Chairman), William P. Carmichael, James W. Chamberlain and Carl Korn. The Audit Committee assists the Board of Directors in fulfilling its responsibility for the accounting practices of the Company and reviews the selection of, and recommendations by, the Company’s independent auditors. The Audit Committee met four times during fiscal year 2001.

The members of the Finance Committee are: William P. Carmichael (Chairman), James R. Bazet, James W. Chamberlain and Gerald M. Laures. The Finance Committee reviews and recommends financing plans and agreements. The Finance Committee met once during fiscal year 2001.

The members of the Compensation Committee are: Ian R. Miller (Chairman), William P. Carmichael and Harold D. Schwartz. The Compensation Committee reviews the compensation of the Company’s executive officers, except for options issued under the Company’s stock option plans. The Compensation Committee met once during fiscal year 2001.

The members of the Stock Option Plan Committee are: James W. Chamberlain (Chairman), William P. Carmichael and Harold D. Schwartz. The Stock Option Plan Committee administers the Company’s stock option plans. The Stock Option Plan Committee met once during fiscal year 2001.

The Company has no nominating or similar committee.

COMPENSATION OF DIRECTORS

Mr. Korn in his capacity as Chairman of the Board of the Company currently receives an annual retainer of $25,000. Messrs. Carmichael, Chamberlain, Miller and Schwartz, who are not employees of the Company, receive annual retainers of $12,000 and a fee of $1,500 for each Board meeting and $500 for each committee meeting attended, not to exceed one Board meeting and one committee meeting or two committee meetings on any one day. When a committee meeting occurs on the same day as a Board meeting or another committee meeting, the fee for the committee meeting or meetings is reduced to $400 for each such meeting. In addition, Messrs. Carmichael, Chamberlain, Miller and Schwartz, each of whom serves as a chairman of a committee of the Board, receives a $1,000 annual retainer. At the present time, the other directors of the Company who serve on the Board or any committee thereof receive no compensation for doing so.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as to the beneficial ownership of Common Stock, as of February 1, 2002, of each of the Company’s directors and director nominees, each person named in the summary compensation table below and the Company’s directors, director nominees and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Common Stock
James R. Bazet	340,350	(2)	5.4%
William P. Carmichael	20,625	(3)	*
James W. Chamberlain	5,625	(4)	*
Carl Korn	335,323	(5)	5.3%
Gerald M. Laures	89,400	(6)	1.4%
Ian R. Miller	625	(7)	*
Anthony A. Mirabelli	75,000	(8)	1.2%
Harold D. Schwartz	20,979	(9)	*
Michael Smith	19,750	(10)	*
All directors, director nominees and executive officers as a group (9 persons)	907,277	(11)	14.4%

*Less	than 1% of the outstanding Common Stock.
(1)	Except as otherwise disclosed, beneficial ownership includes both sole investment and voting power with respect to the shares indicated.
(2)	The amount includes 337,500 shares, which Mr. Bazet may acquire pursuant to the exercise of stock options. Mr. Bazet’s address is 6500 West Cortland Street, Chicago, Illinois 60707.
(3)	The amount includes 625 shares, which Mr. Carmichael may acquire pursuant to the exercise of stock options.
(4)	The amount includes 625 shares, which Mr. Chamberlain may acquire pursuant to the exercise of stock options.
(5)	The amount includes 625 shares, which Mr. Korn may acquire pursuant to the exercise of stock options. Mr. Korn’s address is 6500 West Cortland Street, Chicago, Illinois 60707.
(6)	The amount includes 25,000 shares, which Mr. Laures may acquire pursuant to the exercise of stock options.
(7)	The amount represents 625 shares which Mr. Miller may acquire pursuant to the exercise of stock options.
(8)	The amount represents 75,000 shares which Mr. Mirabelli may acquire pursuant to the exercise of stock options.
(9)
The amount shown represents 20,195 shares owned by Harold D. Schwartz Rollover IRA, as to which Mr. Schwartz is the sole beneficiary, 159 shares owned by Chez & Schwartz, Inc., of which Mr. Schwartz is President and sole shareholder, and 625 shares which Mr. Schwartz may acquire pursuant to the exercise of stock options.

(10)	The amount includes 18,750 shares, which Mr. Smith may acquire pursuant to the exercise of stock options.
(11)	The amount includes 458,975 shares which directors and executive officers may acquire pursuant to the exercise of stock options.

To the knowledge of the Company, as of December 31, 2001, other than Mr. Korn and Mr. Bazet, the only beneficial owners of more than 5% of the outstanding shares of Common Stock are as follows:

Name and Address	Amount and Nature of Beneficial Ownership (1)	Percent of Outstanding Common Stock
Dimensional Fund Advisors	533,950	8.5%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

FMR Corporation	616,600	9.8%
82 Devonshire Street
Boston, MA 02109-3614

Jana Partners LLC	403,800	6.4%
536 Pacific Avenue
San Francisco, CA 94133

Royce & Associates	327,600	5.2%
1414 Avenue of the Americas
New York, NY 10019

(1)	Beneficial ownership includes both sole investment and voting power with respect to the shares indicated.

EXECUTIVE COMPENSATION

The following table sets forth the compensation for services in all capacities to the Company for the fiscal years ended December 31, 2001, 2000 and 1999 for (i) the chief executive officer of the Company and (ii) each other executive officer of the Company whose annual salary and bonus exceeded $100,000 during 2001 (the ‘‘Named Officers’’).

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options/SARs	All Other Compensation ($)(1)
James R. Bazet	2001	395,654	206,974	–0–	10,200
President and Chief	2000	381,000	283,015	100,000	8,500
Executive Officer	1999	366,057	143,927	100,000	8,000

Gerald M. Laures	2001	170,100	35,721	–0–	9,539
Vice President—Finance	2000	162,000	72,900	–0–	13,600
and Corporate Secretary	1999	152,000	45,600	–0–	12,340

Anthony A. Mirabelli	2001	218,000	53,280	–0–	10,200
Senior Vice President,	2000	206,000	92,700	–0–	13,600
Marketing and Sales	1999	194,000	67,900	–0–	12,800

Michael Smith	2001	174,750	70,950	75,000	8,132
Senior Vice President and Chief
Financial Officer (2)

(1)	Represents the Company’s contributions under profit sharing and 401(k) plan.
(2)	Mr. Smith joined the Company January 31, 2001.

STOCK OPTION GRANTS IN 2001

Shown below is information with respect to grants during 2001 to the Named Officers of options to purchase Common Stock. No stock appreciation rights (‘‘SARs’’) were granted in 2001.

Name	Securities Underlying Options/SARs Granted (#)		Percent of Total Options/SARs Granted to Employees in 2001	Exercise or Base Price ($/share)	Expiration Date	Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term
						5%($)	10%($)
Michael Smith	75,000	(1)	87%	6.56	1/30/2011	309,416	784,121

(1)	Options become exercisable in annual 25% increments commencing twelve months after the date of grant.

AGGREGATED OPTION EXERCISES IN 2001 AND
YEAR-END OPTION VALUES

Shown below is information with respect to options exercised during fiscal year 2001 and unexercised options to purchase Common Stock held by the Named Officers.

Name	Number of Shares Underlying Options Exercised (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At December 31, 2001 (#)		Value of Unexercised In- The-Money Options At December 31, 2001 ($)(1)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James R. Bazet	—	—	337,500	162,500	280,439	134,563
Gerald M. Laures	10,000	28,750	22,500	2,500	51,075	—
Anthony A. Mirabelli	75,000	253,125	56,250	18,750	—	—
Michael Smith	—	—	—	75,000	—	—

(1)	No SARs were outstanding as of December 31, 2001.
(2)	Based on the closing price on the Nasdaq National Market on December 31, 2001.

REPORT ON EXECUTIVE COMPENSATION

The members of the Compensation Committee of the Board of Directors and the Stock Option Plan Committee have furnished the following report on executive compensation:

The Compensation Committee administers the Company’s various incentive plans, including its annual bonus plan and stock incentive plans, other than the Company’s stock option plans. In addition, the Compensation Committee reviews with the Board of Directors in detail the compensation of the Named Officers. The Stock Option Plan Committee administers the Company’s stock option plans.

The compensation policy of the Company, which is endorsed by each Committee, is designed to align the interests of the Company’s executive officers and key employees with that of the Company’s shareholders and to advance the interests of the Company and its shareholders by attracting and retaining well-qualified executive officers and key employees. Therefore, it is the Company’s policy that a substantial portion of the incentive compensation of each Named Officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. When considering the compensation of the Company’s executive officers, each Committee considers, as applicable, the following factors: (a) Company performance; (b) the individual performance of each executive officer; (c) compensation levels for similar positions at comparable companies; (d) the recommendations of the Chief Executive Officer; (e) in the case of Mr. Bazet, the terms of his employment agreement dated May 11, 1999; (f) in the case of Mr. Mirabelli, the terms of his employment agreement dated January 31, 1997 and amended on April 22, 1999; and (g) in the case of Mr. Smith, the terms of his employment agreement dated January 31, 2001.

Mr. Bazet’s salary and bonus are determined pursuant to his employment agreement. During the period commencing August 1, 2000 and ending July 31, 2001, Mr. Bazet’s annual salary was $390,000. During the period commencing August 1, 2001 and ending July 31, 2002, Mr. Bazet will receive an annual salary of $405,000. Mr. Bazet’s employment agreement provides that he will be paid an annual bonus of 2.5% of the Company’s pretax operating profit. Accordingly, Mr. Bazet’s bonus in respect to 2001 was $206,974.

Mr. Mirabelli’s salary and bonus are determined pursuant to his employment agreement. The agreement provides that Mr. Mirabelli’s annual salary is determined by the Compensation Committee, with an annual bonus targeted at 35% of his salary for any year during which the Company meets or exceeds specified net income targets under the Approved Profit Plan relating to that year. Mr. Mirabelli’s annual salary was $218,000 for the period from January 1, 2001 to December 31, 2001. The Compensation Committee awarded Mr. Mirabelli a bonus of $45,780 for the year 2001. The Compensation Committee also authorized payment of an additional one-time bonus of $7,500 to Mr. Mirabelli.

Mr. Smith’s salary and bonus are determined pursuant to his employment agreement. The agreement provides that Mr. Smith’s annual salary for the period from January 31, 2001 to February 1, 2002 is $195,000, with an annual bonus targeted at 35% of his salary for any year during which certain agreed upon criteria are satisfied. The Compensation Committee awarded Mr. Smith a bonus of $40,950 for the year 2001. The Compensation Committee also authorized payment of an additional one-time bonus of $15,000 to Mr. Smith.

For the other executive officers, base salaries are set at competitive levels. Salary increases and bonuses are paid based upon both the performance of the entire Company and individual performance. The Compensation Committee does not assign any specific weight to any measure of Company or individual performance.

The Stock Option Plan Committee may grant options to purchase Common Stock under the Company’s stock option plans to certain key employees. The Compensation Committee may recommend to the Board of Directors that certain key employees be granted options to purchase Common Stock under all other stock incentive plans. The exercise price of each option granted is generally equal to 100% of the fair market value of the shares on the date of grant and options granted are generally exercisable commencing twelve months after the grant date, generally in an amount equal to 25% of the total number of shares covered during each successive twelve-month period. The Committees believe that such grants are an important way to link directly the financial interests of key employees with those of the Company’s shareholders. In fiscal year 2001, pursuant to the terms of his employment agreement, Mr. Smith received options to purchase 75,000 shares at the exercise price of $6.56 per share.

The foregoing report has been furnished by:

Stock Option Plan Committee:
Co	mpensation Committee:
Mr. Chamberlain (Chairman)
Mr	. Miller (Chairman)
Mr. Carmichael
Mr	. Carmichael
Mr. Schwartz
Mr	. Schwartz

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors (the ‘‘Board’’). The Audit Committee consists of four independent directors. Its duties and responsibilities are set forth in a written charter adopted by the Board.

In the course of fulfilling its responsibilities, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements for the year ended December 31, 2001;

•
discussed with representatives of Deloitte & Touche LLP (the ‘‘Independent Auditor’’) the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	received the written disclosures and the letter from the Independent Auditor required by Independence Standards Board, Independence Standard No. 1, Independence Discussions with Audit Committees;

•	discussed with the Independent Auditor its independence from the Company and management; and

•	considered whether the provision by the Independent Auditor of non-audit services is compatible with maintaining the Independent Auditor’s independence.

Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

The Audit Committee:
Mr. Schwartz (Chairman)
Mr. Carmichael
Mr. Chamberlain
Mr. Korn

PERFORMANCE GRAPH

The following Performance Graph compares the yearly percentage change in the Company’s cumulative total shareholder return on the Company’s Common Stock for the five-year period, December 31, 1996 to December 31, 2001, with the percentage change in the cumulative total return for the Russell 2000 Index (the ‘‘Russell Index’’), and a peer group of companies selected by the Company (the ‘‘Peer Group’’).

Companies used to construct the Peer Group index are Koss Corporation, Audiovox Corporation and Recoton Corporation. In selecting companies for the Peer Group, the Company focused on publicly traded companies that design and market electronics products, which have characteristics similar to that of the Company’s in terms of one or more of the following: type of product, end market, distribution channels, sourcing or sales volume. The returns of each of the companies in the Peer Group have been weighted according to their respective stock market capitalizations at the beginning of each period for which a return is indicated.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

The graph assumes $100 invested on December 31, 1996 in each of the Company’s Common Stock, the Peer Group and the Russell 2000 Index. The graph was plotted using the following data:

	1996	1997	1998	1999	2000	2001
Cobra	$100.00	$187.050	$138.903	$146.307	$162.957	$186.064
Peer Group	100.00	112.110	128.422	542.968	350.051	393.912
Russell 2000	100.00	120.688	116.061	138.800	132.808	134.165

Note: Sources include The Nasdaq Stock Market, Russell Indexes and the Securities and Exchange Commission’s EDGAR database.

EMPLOYMENT AGREEMENTS

James R. Bazet Employment Agreement and Deferred Compensation Plan. The Company has an employment agreement with Mr. Bazet for a term ending July 31, 2004. Mr. Bazet’s current annual salary under the agreement is $405,000 plus an allowance for perquisites of not more than $15,000 annually. He is entitled to minimum annual salary increases of $15,000 and an annual bonus equal to 2.5% of the Company’s operating profit (before taxes), subject to adjustment for certain non-ordinary course transactions. All of Mr. Bazet’s stock options will be exercisable in full in the event of a change of control of the Company. The agreement also provides for the Executive Deferred Compensation Plan and related trust described below.

Mr. Bazet will be entitled to receive severance payments equal to his salary and health and dental insurance benefits through the original term of the agreement (or, if longer, six months) if the Company terminates his employment for any reason other than for cause or if the Company does not timely notify Mr. Bazet of its intention not to renew his employment. He would also be entitled to receive his bonus for the then current fiscal year. Mr. Bazet would receive these payments and other benefits if he terminates his employment with the Company in response to specified changes in his status with the Company or in the event of a material breach by the Company of its obligations under the agreement. The Company’s obligation to make severance payments would be reduced to the extent Mr. Bazet receives compensation from other entities during the severance payment period. If Mr. Bazet dies during the term of the agreement or becomes disabled, the Company will be obligated to pay a pro-rated bonus for the then current fiscal year.

The Executive Deferred Compensation Plan was established by the Company to provide retirement benefits to Mr. Bazet described in his employment agreement. Mr. Bazet began to vest in his benefits under the plan on August 1, 2001, when he was credited with four years of service and became 10% vested. If he remains employed with the Company, his vested percentage will increase in 10% increments annually until he has seven years of service and thereafter, his vested percentage will increase in 20% increments until he is fully vested at ten years of service (August 1, 2007). His total annual benefits under the plan will be equal to 60% of his ‘‘average annual compensation’’ (the average of his salary and bonus for the three years in which that combined amount was the highest), multiplied by his vested percentage upon termination. If Mr. Bazet becomes entitled to retirement benefits under the plan, he will receive benefits for 10 years, plus one year for each year of service in excess of 10 years of service credited to Mr. Bazet, up to a maximum payment period of 15 years.

If Mr. Bazet’s employment is terminated by the Company for reasons other than cause or if he terminates his employment with the Company (i) in response to specified changes in his status with the Company or (ii) in the event of a material breach by the Company of its obligations under his employment agreement before he completes seven years of service, he will be deemed to have completed seven years of service for purposes of determining his vested percentage. In addition, Mr. Bazet will be 100% vested if he becomes disabled or if there is a change of control of the Company. Death benefits are payable to Mr. Bazet’s designated beneficiary if he dies before his accrued benefit is fully distributed. The Company has established a trust to hold certain assets that will be used by the Company to fund its liabilities under the plan. Currently, the only asset held by the trust is a life insurance policy purchased by the Company in respect of Mr. Bazet’s life, which will be used to fund liabilities under the plan.

Anthony A. Mirabelli Employment Agreement. The Company has an employment agreement with Mr. Mirabelli for an indefinite term. Mr. Mirabelli’s current annual salary under the agreement is $230,000 plus an allowance for perquisites of not more than $10,000 annually. He is entitled to an annual bonus equal to 35% of his base salary if certain agreed-upon criteria are satisfied.

If Mr. Mirabelli’s employment is terminated other than for cause, he will be entitled to receive an amount equal to his then current annual salary to be paid in 26 equal bi-weekly payments and a pro-rated bonus. The Company will, without regard to the basis for termination, provide a one year continuation of the then current medical and dental benefits made available to Mr. Mirabelli and his family. The Company will also provide specified outplacement benefits. The Company’s obligation to make severance payments would be reduced to the extent Mr. Mirabelli receives compensation from other entities during the one-year severance payment period.

Michael Smith Employment Agreement. The Company has an employment agreement with Mr. Smith beginning on January 31, 2001 and ending on January 31, 2003. Mr. Smith’s current annual salary under the agreement is $215,000 plus an allowance for perquisites of not more than $10,000 annually. During the term of Mr. Smith’s agreement, he is entitled to an annual salary increase of $20,000 on January 31, 2002 and an annual bonus equal to 35% of his base salary if certain agreed-upon criteria are satisfied. In connection with the execution of his employment agreement, Mr. Smith received a one-time bonus of $15,000. The agreement also provides for a stock option to purchase an aggregate of 75,000 shares of the Company’s common stock granted to Mr. Smith on January 31, 2001 and a similar option for 75,000 shares granted on January 31, 2002. Each option vests over four years, 25% each anniversary of the grant date. These stock options will be exercisable in full in the event of a change of control of the Company.

If Mr. Smith’s employment is terminated by the Company for reasons other than cause or if he terminates his employment after (i) being demoted in title or responsibilities, (ii) his principal permanent office with the Company is relocated more than 50 miles, (iii) being prevented by the Chief Executive Officer or Board of Directors from exercising his responsibilities or (iv) a material breach of his employment agreement by the Company, he will be entitled to receive an amount equal to his then current bi-weekly salary until 13 bi-weekly payments have been made or until the end of the employment period, whichever occurs later; and a pro-rated bonus. However, if a change of control occurs between January 31, 2001 and the date of such termination of employment, then the Company shall continue to make such bi-weekly payments until the Company has made 26 such payments or until the end of the employment period, whichever occurs later. The Company will provide a continuation of the then current medical and dental benefits made available to Mr. Smith and his family for as long as he is receiving salary payments. The Company will also provide specified outplacement benefits. The Company’s obligation to make severance payments would be reduced to the extent Mr. Smith receives compensation from other entities during the severance payment period.

Deferred Compensation Plan for Select Executives. The Deferred Compensation Plan for Select Executives was established by the Company to provide retirement benefits to certain executives selected by the Company. Currently, the executives covered by the plan are Gerald M. Laures, Anthony A. Mirabelli, and Michael Smith. A participant must be credited with at least four years of service with the Company (beginning on January 1, 1999) to be entitled to any benefits under the plan. If the participant remains employed with the Company, his vested percentage will increase in 10% increments annually until he has seven years of service and thereafter, his vested percentage will increase in 20% increments until he is fully vested at ten years of service. The total annual benefits under the plan will be equal to 50% of the participant’s ‘‘average annual compensation’’ (the average of the participant’s salary and bonus for his last three years of employment with the Company), multiplied by his vested percentage upon termination. If a participant becomes entitled to retirement benefits under the plan, he will receive benefits for a 10-year period.

A participant will be 100% vested if he becomes disabled or if a change of control of the Company occurs. In addition, death benefits are payable to a participant’s designated beneficiary in the event the participant dies before his accrued benefit is fully distributed. Obligations under the plan will be funded by the cash surrender value of officers’ life insurance policies.

CERTAIN TRANSACTIONS

The Company made a bridge loan to Mr. Bazet in the aggregate principal amount of $80,000 for the purpose of purchasing a residence. The loan accrues interest at the greater of the prime rate or the Company’s average weighted interest rate on its indebtedness for borrowed money. Accrued interest is added to the principal amount of the loan. The note evidencing the loan was amended in March 2002, to extend the due date to March 31, 2004, and to provide for repayment of $30,000 of the principal amount of the note by March 31,2002, $30,000 of the principal amount of the note by March 31, 2003, and the balance of the outstanding principal and accrued interest under the note by March 31, 2004. On March 31, 2002, Mr. Bazet made a payment of $30,000 on the note. As a result of this payment, the aggregate amount of principal and accrued interest outstanding under the note decreased from $93,668 to $63,668.

AUDITORS

Deloitte & Touche LLP has been selected by the Board of Directors to serve as the Company’s independent auditors for 2002. The Company expects a representative of Deloitte & Touche LLP to be present at the 2002 Annual Meeting of Shareholders, and the representative will be given an opportunity to make a statement and to respond to appropriate questions from shareholders.

Aggregate fees billed to the Company for the fiscal year ended December 31, 2001 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates are as follows:

Audit Fees	$139,925
Financial Information Systems Design and Implementation Fees	NONE
All Other Fees	$111,026	(a)

(a)
This amount represents fees for due diligence services provided in connection with the Company’s proposed acquisition of Lowrance Electronics, Inc., employee benefit plan audit and statutory audit of Cobra Electronics Europe Limited. The Audit Committee has considered whether providing these services is compatible with maintaining the principal accountant’s independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of copies of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Securities Exchange Act of 1934 which were furnished to the Company by persons who were, at any time during 2001, directors or executive officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, no such persons failed to file on a timely basis reports required by such Section 16(a) during or with respect to 2001.

SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

In order to be considered for inclusion in the Company’s proxy materials for the 2003 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company no later than December 13, 2002. In addition, regardless of whether a shareholder nominee for director or other proposal is included in the Company’s 2003 Proxy Statement as a nominee or proposal to be considered by shareholders, the Company’s Bylaws establish an advance notice procedure for shareholder nominees and proposals to be brought before the annual meeting of shareholders. Shareholders at the 2002 Annual Meeting of Shareholders may consider a nomination or proposal brought by a shareholder of record on April 5, 2002 who is entitled to vote at the 2002 Annual Meeting and who has given the Company timely written notice, in proper form, of the shareholder’s proposal or nomination. A shareholder nomination or proposal intended to be brought before the 2002 Annual Meeting must have been received by the Company after the close of business on January 28, 2002 and prior to the close of business on February 22, 2002. The Company did not receive notice of any shareholder nomination or proposal relating to the 2002 Annual Meeting.

The 2003 Annual Meeting of Shareholders is expected to be held on May 13, 2003. A shareholder nomination or proposal intended to be brought before the 2003 Annual Meeting must be received by the Company after the close of business on February 3, 2003 and prior to the close of business on February 28, 2003. All nominations and proposals should be directed to the attention of Gerald M. Laures, Corporate Secretary, 6500 West Cortland Street, Chicago, Illinois 60707.

REQUEST TO VOTE, SIGN AND RETURN PROXIES

Whether or not you plan to attend the Annual Meeting of Shareholders on May 14, 2002, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

OTHER MATTERS

At the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than the election of Class I directors, that may be brought before the 2002 Annual Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote that proxy in accordance with their judgment on such matters. In addition to use of the mails, the Company may also solicit proxies by telephone, telegraph or similar means. The Company’s registrar and transfer agent, American Stock Transfer & Trust Company, will assist the Company in its solicitation of proxies and will not receive any additional fee for its services. Other than American Stock Transfer & Trust Company, no specially engaged employees or paid solicitors will be used in this solicitation, the expenses of which will be paid by the Company (such expenses are not expected to exceed the amount normally expended for an uncontested solicitation in connection with an election of directors). Officers and other regular employees of the Company will not receive any additional compensation in connection with this solicitation.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR 2001 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE REQUIRED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE, WILL BE FURNISHED WITHOUT CHARGE, BY FIRST CLASS MAIL, UPON THE WRITTEN OR ORAL REQUEST OF ANY SHAREHOLDER, INCLUDING ANY BENEFICIAL OWNER ENTITLED TO VOTE AT THE MEETING, DIRECTED TO THE ATTENTION OF GERALD M. LAURES, CORPORATE SECRETARY, 6500 WEST CORTLAND STREET, CHICAGO, ILLINOIS 60707, TELEPHONE: (773) 889-8870.

By	order of the Board of Directors,

Ge	rald M. Laures
Sec	retary
Co	bra Electronics Corporation

Chicago, Illinois
April 12, 2002

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Corporate Overview

Net sales increased 6.6% to $154.1 million for the year ended December 31, 2001 while gross margin remained approximately unchanged at 28%. Net income in 2001 was $4.7 million, or $0.73 per diluted share, compared to $7.2 million, or $1.12 per diluted share for 2000. The decrease was primarily due to higher operating expenses and the expenses associated with the terminated Lowrance Electronics, Inc. (“Lowrance”) acquisition. Excluding the one-time second quarter 2001 expenses pertaining to the Lowrance transaction, the Company’s net income for the current year would have been $5.5 million.

Results of Operations

2001 Compared to 2000

Net sales increased 6.6% to $154.1 million in 2001. Sales growth resulted principally from higher sales of the Company’s domestic microTALK FRS two-way radios because of strong consumer demand and increased retail distribution, offset in part by the weak economy.

Contributing to the increase in domestic FRS two-way radio sales was the introduction of several new products, including a new GMRS two-way radio and two new SNAP replacement front FRS models. Additionally, domestic retail distribution of FRS increased with sales to Wal-Mart, a new FRS customer for 2001, and substantially higher sales to several other existing customers. The Company also developed new distribution channels for FRS in 2001, including food and drug chains, home improvement chains and cruise ship lines.

Gross margin for 2001 was 28.0% compared to 28.2% in 2000, reflecting the strength of the Company’s product line and improved sourcing in the face of pricing pressures in the marketplace for Detection and FRS products. The Company responded to competitive opportunities with targeted promotions and merchandising efforts, including special displays, price reductions and consumer rebates.

Selling, general and administrative expense, excluding the expenses for the terminated acquisition of Lowrance, increased $4.5 million, or 16.2%, and as a percentage of sales increased to 21.1% in 2001 from 19.3% in 2000. The overall increase reflected primarily additional variable and fixed selling expenses. The increase in variable selling expenses, which accounted for the vast majority of the overall increase, was due to higher sales volume and the Company’s efforts to take advantage of opportunities to increase shelf space and consumer awareness as well as higher costs incurred to drive consumer demand in the face of the economic slowdown. The increase in fixed selling expenses resulted primarily from increased investments in building the Company’s European business.

On May 2, 2001, the Company terminated its tender offer for Lowrance common stock and the related Merger Agreement due to a material adverse change in Lowrance’s net sales and earnings relative to financial projections provided to Cobra by Lowrance. During the second quarter of 2001, the Company recorded a $1.4 million non-recurring charge for expenses associated with the terminated acquisition. These expenses consisted of bank, legal and due diligence fees. All charges pertaining to the terminated acquisition were recorded in the second quarter and no further charges are anticipated.

Interest expense for 2001 was $787,000, which was $102,000 lower than 2000, primarily because of a lower weighted average interest rate in 2001.

Other expense for 2001 was $117,000 compared to $611,000 in 2000 due to lower bank fees, lower losses on disposal of fixed assets in conjunction with the remodeling of the Company’s Chicago headquarters and lower losses that were recognized on investments in the cash surrender value of life insurance policies.

Income tax expense decreased $538,000 to $3.6 million in 2001 due to the lower pre-tax income. The effective tax rate in 2001 was 43.4%. Major items contributing to the higher effective tax rate were the following: an excess net operating loss (NOL) deferred tax asset that was written off as all of the Company’s remaining NOLs were fully utilized in 2001; a non-deductible net loss at the Company’s Irish subsidiary because of investments made in building the European business; and an increase in partially non-deductible permanent items, such as meals and entertainment expenses, which were higher as the Company aggressively continued to expand its customer base.

2000 Compared to 1999

Net income for 2000 increased 81% to $7.2 million, or $1.12 per diluted share, from net income of $4.0 million or $0.65 per diluted share for the prior year. Pre-tax income increased by 97% to $11.3 million in 2000, compared to $5.8 million in 1999.

Net sales increased 22% to $144.6 million from $118.7 million in 1999. Sales growth resulted from strong demand for the Company’s new microTALK FRS two-way radios, both domestically and in Canada and Europe, and proprietary 9 Band radar detectors, as well as from increased retail distribution.

FRS two-way radio sales increased because of strong demand for the Company’s new microTALK line, which began shipping in April 2000. This new line helped the Company add several new customers, notably Best Buy and Costco, and expand placement among existing retail customers in the U.S. Additionally, the line proved to be popular in Canada, which approved FRS technology in the spring of 2000. A line using similar technology was successful in Europe where distribution also increased. The increase in radar detector sales was due to the popularity of the Company’s exclusive 9 Band technology. These new models, which began shipping at the end of 1999, enabled the Company to expand retail distribution as well as achieve steady market share gains during the year.

Gross margin for 2000 improved to 28.2% from 25.4% in 1999 primarily due to better margins achieved on the new microTALK line in the U.S., Canada and Europe as well as lower radar detector costs. Additionally, Citizens Band radio margins improved due to fewer sales of lower margin hand-held units and a reduction in airfreight costs in 2000. In 1999, significant airfreight cost was incurred to meet demand for the new NightWatch line.

Selling, general and administrative expenses increased $4.4 million during 2000 but, as a percentage of net sales, decreased to 19.3% from 19.8% in 1999. Of the $4.4 million increase, $1.4 million was in variable selling expense attributable to the $25.9 million increase in sales volume. Fixed sales and marketing expenses also increased as the Company spent more on public relations and non-coop advertising in order to drive demand. These investments resulted in increased placement of Cobra products and, in turn, gross margin improvement from increased volume. Also contributing to the increase in selling, general and administrative costs was higher payroll costs, including increased bonus expense as a result of the higher pre-tax income. Bad debt expense was also higher due to a significantly higher provision due to increased sales and accounts receivable at December 31, 2000. Finally, employee procurement and relocation expenses increased due to the costs associated with hiring in a tight labor market.

Interest expense for 2000 was $889,000, which was $11,000 higher than 1999, primarily because of a slightly higher weighted average interest rate in 2000 offset by slightly lower average borrowings outstanding during the year.

Other expense for 2000 was $611,000 compared to other income of $23,000 in 1999 due to losses that were recognized on investments in the cash surrender value of life insurance policies.

Income tax expense increased $2.4 million to $4.1 million in 2000 due to the higher pre-tax income. The effective tax rate in 2000 was 36.5%.

Liquidity and Capital Resources

On January 31, 2002 the Company executed a new three-year revolving credit agreement for $55 million with three financial institutions. Borrowings and letters of credit issued under the agreement are secured by substantially all of the assets of the Company, with the exception of real property and the cash surrender value of certain life insurance policies owned by the Company. Loans outstanding under the agreement bear interest, at the Company’s option, at the prime rate less 25 basis points or at LIBOR plus 175 basis points. The credit agreement specifies that the Company may not pay cash dividends and contains certain financial and other covenants.

Prior to the execution of the new credit agreement, the Company had a revolving credit agreement for $38 million. Borrowings and letters of credit were secured by substantially all of the assets of the Company. Loans outstanding under the agreement bore interest, at the Company’s option, at the prime rate or at LIBOR plus 200 basis points. At December 31, 2001, the Company had approximately $15.9 million available under this credit line. As a result of the new agreement, the Company is able to classify the debt as long-term for financial reporting purposes as of December 31, 2001.

Net cash flows generated in operating activities were $1.6 million for the year ended December 31, 2001. Operating cash flows were generated principally from net income of $4.7 million, depreciation and amortization of $2.2 million, deferred taxes of $2.4 million, a decline in other current assets of $712,000 and an increase in deferred compensation of $360,000. Cash used in operations mostly offset these increases and included a $5.8 million increase in receivables and a $3.3 million increase in inventory. Accounts receivable increased mainly because of strong fourth quarter sales. In January 2002, $17.0 million of cash was collected. Inventories were higher at December 31, 2001 because the Company’s increased business with large retailers has necessitated carrying additional inventory to better balance production capacity and retailer demand, and because certain shipments from vendors arrived prior to year-end.

Investing activities required cash of $3.4 million in 2001, principally for the purchase of tooling and equipment.

Financing activities generated cash flows of $2.4 million in 2001, reflecting net borrowings under the Company’s line-of-credit agreement and transactions related to the exercise of stock options. In August 1998, the Company’s Board of Directors authorized a repurchase of up to $1 million of the Company’s common stock. On May 17, 1999, the Company announced that a second repurchase program was approved to acquire up to another $1 million of common stock. During 2001, the Company did not repurchase any of its shares. Through December 31, 2001, the Company has repurchased 387,900 shares at an aggregate cost of $1.6 million for an average per share cost of $4.12.

Total outstanding commitments at December 31, 2001 were as follows: (In thousands)

	Total	Less than 1 year	1 to 3 years	4 to 5 years	After five years
Long-term debt	$15,378	$—	$—	$15,378	$—
Operating leases	900	133	128	98	541
Purchase obligations	23,900	23,900	—	—	—
Letters of credit	6,760	6,760	—	—	—

Total	$46,938	$30,793	$128	$15,476	$541

The Company does not have any other significant long-term obligations, contractual obligations, lines of credit, standby letters of credit, guarantees, standby repurchase obligations or other commercial commitments.

Working capital requirements are seasonal, with demand for working capital being higher later in the year as customers begin purchasing for the holiday selling season. The Company believes that cash generated from operations and from borrowings under its credit agreement will be sufficient in 2002 to fund its working capital needs. In 2001, the Company utilized approximately $3.1 million of net operating loss carryforwards and $1.2 million of AMT credit carryforwards. AMT credit carryforwards of $709,000 at December 31, 2001 will be used in 2002. Upon utilization of all of its AMT credit carryforwards, the Company will begin making payments for federal income taxes, which is expected to be in the second quarter of 2002.

For discussion of critical accounting policies, please refer to the summary of significant accounting policies in the notes to consolidated financial statements located on page 26.

Market Risk and Financial Instruments

The Company is subject to market risk associated principally with changes in interest rates and foreign exchange rates. Interest rate exposure is limited to the $15.4 million of debt of the Company outstanding at December 31, 2001. The debt is priced at interest rates that float with the market, which therefore minimizes interest rate exposure. A 50 basis point movement in the interest rate on floating rate debt would result in an approximately $77,000 increase or decrease in interest expense and cash flows. The Company currently does not use derivative financial or commodity instruments for trading or other purposes but will evaluate regularly the need to do so for its European business, where it has euro-based transactions.

The Company’s suppliers are located in foreign countries, principally in Asia, and the Company made approximately 8.4% of its sales outside the United States in 2001. The Company minimizes its foreign currency exchange rate risk by conducting all of its transactions in U.S. dollars, except for some of the billings of its European business, which are conducted in euros.

Forward-Looking Statements

In addition to the historical information presented in this Annual Report, the Company has made and will make certain forward-looking statements in this report, other reports filed by the Company with the Securities and Exchange Commission, reports to stockholders and in certain other contexts relating to future net sales, costs of sales, other expenses, profitability, financial resources, or products and production schedules. Statements relating to the foregoing or that predict or indicate future events and trends and which do not relate solely to historical matters identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, the Company’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known and unknown risks and uncertainties that exist in the Company’s operations and business environment, including, among other factors, the failure by the Company to produce anticipated cost savings or improve productivity, the timing and magnitude of capital expenditures and acquisitions, currency exchange rates, economic and market conditions in the United States and the rest of the world, changes in customer spending levels, the demand for existing and new products, the continuing availability of suppliers, and other risks associated with the Company’s operations. Although the Company believes that its forward-looking statements are based on reasonable assumptions, there can be no assurance that actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements.

Quarterly Financial Data (Unaudited)

	Quarter Ended
	March 31,		June 30,		September 30,		December 31,
	2001	2000	2001	2000	2001	2000	2001	2000
	(In thousands, except per share amounts)
Net sales	$30,633	$21,299	$35,232	$35,847	$36,269	$38,573	$51,987	$48,846
Cost of sales	22,166	15,163	25,901	25,880	26,046	27,702	36,929	35,038
Gross profit	8,467	6,136	9,331	9,967	10,223	10,871	15,058	13,808
Selling, general and administrative expense	6,830	5,156	7,232	6,746	7,766	7,435	10,666	8,624
Expenses for the terminated Lowrance acquisition	—	—	1,402	—	—	—	—	—
Operating income	1,637	980	697	3,221	2,457	3,436	4,392	5,184
Tax provision	450	391	233	1,037	858	1,213	2,053	1,491
Net income	722	628	374	1,658	1,375	1,949	2,214	2,954
Net income per share (a):
Basic	0.12	0.10	0.06	0.27	0.22	0.32	0.35	0.48
Diluted	0.11	0.10	0.06	0.26	0.22	0.30	0.35	0.46
Weighted average shares outstanding:
Basic	6,178	6,146	6,221	6,130	6,243	6,132	6,302	6,160
Diluted	6,440	6,364	6,490	6,383	6,383	6,443	6,408	6,384
Stock Price:
High	10.313	6.500	9.000	8.375	8.700	7.500	7.110	6.375
Low	5.000	3.875	6.000	4.687	4.950	5.500	5.200	4.500
End of Quarter	9.063	5.875	7.900	6.750	5.500	5.937	6.280	5.500
Trading Volume	2,225	2,153	1,898	2,323	1,568	1,714	1,259	1,506

(a)	The total quarterly income per share may not equal the annual amount because net income per share is calculated independently for each quarter.

Market for the Registrant’s Common Equity and Related Shareholder Matters

The Company’s common stock trades on The NASDAQ Stock Market under the symbol COBR. As of March 11, 2002, the Company had approximately 800 shareholders of record and approximately 2,500 shareholders for whom securities firms acted as nominees. The Company’s common stock is the only class of equity securities outstanding. Before April 1, 1993, the common stock of the Company traded under the symbol DYNA.

FIVE YEAR FINANCIAL SUMMARY

	Years Ended December 31,
	2001	2000	1999	1998	1997
	(in thousands, except per share amounts)
Operating Data:
Net sales	$154,121	$144,565	$118,693	$103,414	$104,098
Gross profit	43,079	40,782	30,152	24,661	21,551
Selling, general and administrative expense	32,494	27,961	23,540	19,747	16,655
Expenses for the terminated Lowrance acquisition	1,402	—	—	—	—
Operating income	9,183	12,821	6,612	4,914	4,896
Gain on sale of building	—	—	—	—	1,132
Tax provision (benefit)	3,594	4,132	1,744	(10,403)	—
Net income	4,685	7,189	3,983	14,200	4,692
Net Income per share:
Basic	0.75	1.17	0.66	2.30	0.76
Diluted	0.73	1.12	0.65	2.20	0.73
As of December 31:
Total assets	89,592	77,761	59,579	64,419	48,279
Short-term debt	—	13,376	4,083	14,316	10,995
Long-term debt	15,378	—	—	—	—
Shareholders’ equity	53,972	48,626	41,572	37,496	23,673
Book value per share	8.56	7.89	6.80	6.18	3.81
Shares outstanding	6,303	6,166	6,118	6,066	6,218

Note: Under the terms of its credit agreement, the Company may not pay cash dividends.

COBRA ELECTRONICS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2001	2000	1999
	(in thousands, except per share amounts)
Net sales	$154,121	$144,565	$118,693
Cost of sales	111,042	103,783	88,541

Gross profit	43,079	40,782	30,152
Selling, general and administrative expense	32,494	27,961	23,540
Expenses for the terminated Lowrance acquisition	1,402	—	—

Operating income	9,183	12,821	6,612
Other income (expense):
Interest expense	(787)	(889)	(878)
Other income (expense), net	(117)	(611)	23

Income before income taxes	8,279	11,321	5,757
Tax provision	3,594	4,132	1,774

Net income	$4,685	$7,189	$3,983

Net income per common share:
Basic	$0.75	$1.17	$0.66
Diluted	$0.73	$1.12	$0.65
Weighted average shares outstanding:
Basic	6,236	6,142	6,020
Diluted	6,403	6,394	6,107

See notes to consolidated financial statements.

COBRA ELECTRONICS CORPORATION

CONSOLIDATED BALANCE SHEETS

	At December 31,
	2001	2000
	(in thousands)
ASSETS:
Current assets:
Cash	$675	$54
Receivables, less allowances for claims and doubtful accounts of $2,518 in 2001 and $1,869 in 2000	41,798	35,972
Inventories, primarily finished goods.	22,190	18,873
Deferred income taxes	7,661	4,031
Other current assets	2,488	3,200

Total current assets	74,812	62,130

Property, plant and equipment, at cost:
Land	330	330
Buildings and improvements	4,008	3,567
Tooling and equipment	17,966	15,668

	22,304	19,565
Accumulated depreciation	(14,843)	(13,308)

Net property, plant and equipment	7,461	6,257

Other assets:
Deferred income taxes	—	1,688
Cash surrender value of officers’ life insurance policies	5,753	5,670
Other	1,566	2,016

Total other assets	7,319	9,374

Total assets	$ 89,592	$ 77,761

See notes to consolidated financial statements.

COBRA ELECTRONICS CORPORATION

CONSOLIDATED BALANCE SHEETS (cont.)

	At December 31,
	2001	2000
	(in thousands, except share data)
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$2,935	$3,400
Accrued salaries and commissions	1,445	1,911
Accrued advertising and sales promotion costs	4,182	3,051
Accrued product warranty costs	2,721	2,692
Other accrued liabilities	1,246	1,737
Short-term debt	—	13,376

Total current liabilities	12,529	26,167
Non-current liabilities:
Deferred compensation	3,328	2,968
Deferred income taxes	4,385	—
Long-term debt	15,378	—

Total non-current liabilities	23,091	2,968

Total liabilities	35,620	29,135

Commitments and Contingencies (Notes 5, 9 and 12)
Shareholders’ equity:
Preferred stock, $1 par value, shares authorized—1,000,000; none issued	—	—
Common stock, $.33 1/3 par value, 12,000,000 shares authorized, 7,039,100 issued for 2001 and 2000	2,345	2,345
Paid-in capital	19,899	20,032
Retained earnings	36,329	31,644

	58,573	54,021
Treasury stock, at cost (736,048 shares for 2001 and 872,716 shares for 2000)	(4,601)	(5,395)

Total shareholders’ equity	53,972	48,626

Total liabilities and shareholders’ equity	$89,592	$77,761

See notes to consolidated financial statements.

COBRA ELECTRONICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2001	2000	1999
	(in thousands)
Cash flows from operating activities:
Net income	$4,685	$7,189	$3,983
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	2,213	1,758	1,559
Loss (gain) on cash surrender value of life insurance	81	123	(652)
Tax benefit from stock options exercised	228	—	—
Deferred taxes	2,443	3,859	1,456
Loss on sale of fixed assets	190	345	37
Changes in assets and liabilities:
Receivables	(5,826)	(10,551)	1,490
Inventories	(3,317)	(10,184)	5,524
Other current assets	712	940	(2,512)
Other assets	204	(1,030)	(410)
Accounts payable	(465)	608	(353)
Accrued liabilities	203	1,037	1,356
Deferred compensation	360	334	314

Net cash flows from (used by) operating activities	1,711	(5,572)	11,792

Cash flows from investing activities:
Capital expenditures	(3,361)	(3,331)	(1,365)
Cash surrender value of life insurance	(164)	(294)	(294)

Net cash flows from (used in) investing activities	(3,525)	(3,625)	(1,659)

Cash flows from financing activities:
Net borrowings (repayments) under the line-of-credit agreement	2,002	9,293	(10,233)
Transactions related to exercise of stock options, net	433	251	628
Transactions related to stock repurchase	—	(386)	(535)

Net cash flows from (used in) financing activities	2,435	9,158	(10,140)

Net increase (decrease) in cash	621	(39)	(7)
Cash at beginning of year	54	93	100

Cash at end of year	$675	$54	$93

Supplemental disclosure of cash flow information:
	2001	2000	1999
Cash paid during the year for:
Interest	$837	$757	$953
Income taxes	572	581	79

See notes to consolidated financial statements.

COBRA ELECTRONICS CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Three Years Ended December 31, 2001
	Common Stock	Paid-In Capital	Retained Earnings	Treasury Stock	Total Equity
	(dollars in thousands)
Balance—January 1, 1999	$2,345	$20,799	$20,472	$(6,120)	$37,496
Net income	—	—	3,983	—	3,983
Treasury stock purchases	—	—	—	(535)	(535)
Transactions related to exercise of options, net	—	(498)	—	1,126	628

Balance—December 31, 1999	$2,345	$20,301	$24,455	$(5,529)	$41,572
Net income	—	—	7,189	—	7,189
Treasury stock purchases	—	—	—	(386)	(386)
Transactions related to exercise of options, net	—	(269)	—	520	251

Balance—December 31, 2000	$2,345	$20,032	$31,644	$(5,395)	$48,626
Net income	—	—	4,685	—	4,685
Transactions related to exercise of options, net	—	(361)	—	794	433
Tax benefit from stock options exercised	—	228	—	—	228

Balance—December 31, 2001	$2,345	$19,899	$36,329	$(4,601)	$53,972

See notes to consolidated financial statements.

COBRA ELECTRONICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three years ended December 31, 2001, 2000 and 1999

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business—The Company designs and markets consumer electronics products, which it sells under the COBRA brand name principally in the United States, Canada and Europe. A majority of the Company’s products are purchased from overseas suppliers, primarily in China, Thailand, Japan, Hong Kong and South Korea. The consumer electronics market is characterized by rapidly changing technology and certain products may have limited life cycles. Management believes that it maintains strong relationships with its current suppliers and, if necessary, other suppliers could be found. Production delays or a change in suppliers, however, could cause a delay in obtaining inventories and a possible loss of sales, which could adversely affect operating results.

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period that are largely based on the current business conditions, including economic climate, revenue growth, sales returns rates and changes in certain working capital amounts. The Company believes its estimates and assumptions are reasonable. However, actual results and the timing of the recognition of such amounts could differ from those estimates.

Inventories—Inventories are recorded at the lower of cost, on a first-in, first-out basis, or market.

Depreciation—Depreciation of buildings, improvements, tooling and equipment is computed using the straight-line method and the following estimated useful lives:

Classification	Life
Buildings	30 years
Building improvements	20 years
Motor vehicles	3–5 years
Equipment	5–10 years
Tools, dies and molds	2 years

Long-Lived Assets—Long-lived assets are reviewed for possible impairment whenever events indicate that the carrying amount of such assets may not be recoverable. If such a review indicates an impairment, the carrying amount of such assets is reduced to estimated recoverable value.

Research, Engineering and Product Development Expenditures—Research, engineering and product development expenditures are expensed as incurred and amounted to $1,209,000 in 2001, $1,100,000 in 2000, and $900,000 in 1999.

Income Taxes—The Company provides for income taxes under the asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recorded based on the expected tax effects of future taxable income or deductions resulting from differences in the financial statement and tax bases of assets and liabilities. A valuation allowance is recorded when necessary to reduce net deferred tax assets to the amount considered more likely than not to be realized.

Revenue Recognition—Revenue from the sale of goods is recognized at the time of shipment. Obligations for sales returns and allowances and product warranties are recognized at the time of sale on an accrual basis.

COBRA ELECTRONICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reclassification—Certain previously reported amounts have been reclassified to conform to the current period presentation.

New Accounting Pronouncements—The Financial Accounting Standards Board (“FASB”) has issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” These statements establish new accounting and reporting standards for business combinations and associated goodwill and intangible assets. They require, among other things, elimination of the pooling of interests method of accounting, no amortization of acquired goodwill, separate identification of certain identifiable intangible assets, and a periodic assessment for impairment of all goodwill and intangible assets acquired in a business combination. SFAS No. 141 is effective for all business combinations accounted for by the purchase method that are completed after June 30, 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The Company has determined that SFAS No. 142 has no goodwill impact on its financial statements as no goodwill currently exists. The Company has also determined that SFAS No. 142 does not have a material impact on its financial statements when applied to intangible assets.

On August 16, 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which is effective for all fiscal years beginning after June 15, 2002. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated asset retirement costs. On October 3, 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets,” which is effective for all fiscal years beginning after December 15, 2001. SFAS No. 144 addresses accounting and reporting for the impairment or disposal of long lived assets, including discontinued operations, and establishes a single accounting model for long lived assets to be disposed of by sale. The Company is evaluating both pronouncements to determine their impact on the Company’s financial statements.

Effective January 1, 2002, the Company will adopt EITF 00-14, Accounting for Certain Sales Incentives (“EITF 00-14”), which requires the Company to classify costs incurred as a result of offering sales incentives to retailers as a reduction of revenue instead of as a selling expense. The Company offers cash rebate programs both on a national basis and through individual programs with retailers which allow customers of these retailers who purchase the Company’s products to obtain cash rebates on their purchases. Additionally, other price related discounts are offered through individual programs with certain customers. The Company currently classifies certain of these costs as a reduction of revenue; however, for other programs the costs are classified as a selling expense. The Company is currently assessing the impact of EITF 00-14 on the presentation of its statement of income.

(2)  INCOME TAXES

The provision for income taxes on earnings for the years ended December 31, 2001, 2000 and 1999 consists of:

	2001	2000	1999
	(in thousands)
Current:
Federal	$719	$273	$318
State	432	—	—

	1,151	273	318
Deferred:
Federal	2,340	3,047	1,128
State	103	812	328

	2,443	3,859	1,456

Total	$3,594	$4,132	$1,774

COBRA ELECTRONICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred tax assets (liabilities) by component at December 31, 2001 and 2000 were:

	2001	2000
	(in thousands)
Net operating loss carryforwards	$—	$1,411
Alternative minimum tax credit carryforwards	709	1,924
Tax lease income	(4,965)	(5,664)
Receivable reserves	385	348
Warranty reserves	1,633	1,934
Inventory reserves	721	622
Accrued promotion expenses	1,750	2,737
Sales related reserves	1,447	1,052
Compensation reserves	1,388	1,032
Other, net	208	323

Net deferred tax assets	$3,276	$5,719

The tax lease income resulted from the purchase of several 1983 tax lease agreements to acquire tax benefits under the provisions of the Economic Recovery Tax Act of 1981. The total cash price paid by the Company was $12.4 million. The economic value of these leases was not impaired by the Tax Reform Act of 1986. The Company realizes temporary tax savings from accelerated depreciation and permanent tax savings from credits associated with the leases, subject to statutory limitations. These savings offset current taxes payable, which would otherwise have been due on income from normal operations.

At December 31, 2001, the Company has alternative minimum tax credit carryforwards to offset future income tax payments. The alternative minimum tax credit carryforwards, amounting to $709,000, do not expire.

The statutory federal income tax rate (34%) is reconciled to the effective income tax rates as follows: (in percentages)

Description	2001	2000	1999
Income taxes at statutory federal income tax rate	34.0%	34.0%	34.0%
State taxes, net of federal income tax benefit	4.7	4.4	4.4
Non-deductible Cobra Electronics Europe Limited net loss	1.4	—	—
Permanent items	1.4	(1.9)	(7.6)
Other	1.9	—	—

Income tax expense	43.4%	36.5%	30.8%

(3)  FINANCING ARRANGEMENTS

On January 31, 2002 the Company executed a new three-year revolving credit agreement for $55 million with three financial institutions. Borrowings and letters of credit issued under the agreement are secured by substantially all of the assets of the Company, with the exception of real property and the cash surrender value of certain life insurance policies owned by the Company. Loans outstanding under the agreement bear interest, at the Company’s option, at the prime rate less 25 basis points or at LIBOR plus 175 basis points.

Prior to the execution of the new credit agreement, the Company had a revolving credit agreement for $38 million. Borrowings and letters of credit were secured by substantially all of the assets of the Company. Loans outstanding under the agreement bore interest, at the Company’s option, at the prime rate or at LIBOR plus 200 basis points. The majority of outstanding borrowings at December 31, 2001 bear interest at 4.75%.

COBRA ELECTRONICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Maximum borrowings outstanding at any month end were $19.9 million and $17.3 million in 2001 and 2000, respectively. The maximum value of letters of credit outstanding at any month-end were $15.0 million and $22.0 million in 2001 and 2000, respectively. At December 31, 2001, the Company had approximately $15.9 million available under its unused credit line. Aggregate average borrowings outstanding were $15.2 million during 2001 and $10.0 million during 2000, with weighted average interest rates thereon of 5.2% and 8.3% during 2001 and 2000, respectively.

The credit agreement specifies that the Company may not pay cash dividends and contains certain financial and other covenants. As a result of the new credit agreement, the Company is able to classify the debt as long-term for financial reporting purposes as of December 31, 2001.

(4)  FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments include cash, accounts receivable, accounts payable, short-term debt and letters of credit. The carrying values of cash, accounts receivable and accounts payable approximate their fair value because of the short maturity of these instruments. The carrying amounts of the Company’s bank borrowings under its credit facility approximate fair value because the interest rates are reset periodically to reflect current market rates. The letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the marketplace. The contract value/fair value of the letters of credit at December 31, 2001 and 2000 was $6.8 million and $5.9 million, respectively. These letters of credit are only executed with major financial institutions, and full performance is anticipated.

(5)  LEASE TRANSACTIONS

The Company leases facilities and equipment under non-cancellable leases with remaining terms of one year or more. The terms of these agreements provide that the Company pay certain operating expenses.

Total minimum rental amounts committed in future years as of December 31, 2001 are as follows:

(in thousands)	Operating Leases
2002	$133
2003	67
2004	61
2005	59
2006	39
Thereafter	541

Total	$900

Total rental expense amounted to $284,000 in 2001, $208,000 in 2000 and $191,000 in 1999.

(6)  SHAREHOLDERS’ EQUITY

Preferred Stock—Preferred stock is issuable from time to time in one or more series, each of which may have such voting powers, designations, preferences, relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. No preferred stock has been issued.

COBRA ELECTRONICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

EARNINGS PER SHARE

	2001	2000	1999
Basic earnings per share:
Income available to common shareholders (thousands)	$4,685	$7,189	$3,983
Basic earnings per share:
Weighted-average shares outstanding	6,236,242	6,141,834	6,019,543

Basic earnings per share	$0.75	$1.17	$0.66

Diluted earnings per share:
Weighted-average shares outstanding	6,236,242	6,141,834	6,019,543
Dilutive shares issuable in connection with stock option plans	741,582	912,125	494,625
Less: shares purchasable with proceeds	(575,159)	(659,700)	(407,288)

Total	6,402,665	6,394,259	6,106,880

Diluted earnings per share	$0.73	$1.12	$0.65

Additionally, there were 166,423 anti-dilutive shares at December 31, 2001, 232,500 anti-dilutive shares at December 31, 2000, and 312,500 anti-dilutive shares at December 31, 1999.

Changes in shares of common stock for the years ended December 31, 2001, 2000, and 1999 were as follows:

	Common Stock	Treasury Stock
	(Shares in thousands)
Shares outstanding—January 1, 1999	6,066	973
Exercise of stock options	192	(192)
Purchase of treasury stock	(140)	140

Shares outstanding—December 31, 1999	6,118	921
Exercise of stock options	117	(117)
Purchase of treasury stock	(69)	69

Shares outstanding—December 31, 2000	6,166	873
Exercise of stock options	137	(137)
Purchase of treasury stock	—	—

Shares outstanding—December 31, 2001	6,303	736

(7)  STOCK OPTION PLANS

The Company has five Stock Option Plans—2000, 2000 Outside Directors Plan, 1998, 1997, 1995 (“the Plans”). Under the terms of the Plans, the consideration received by the Company upon exercise of the options may be paid in cash or by the surrender and delivery to the Company of shares of its common stock, or by a combination thereof. The optionee is credited with the fair market value of any stock surrendered and delivered as of the exercise date. Options become exercisable in annual 25% increments commencing twelve months after the date of grant.

The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for the Plans. Accordingly, no compensation cost has been recognized as options are granted with an

COBRA ELECTRONICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

exercise price equal to the fair market value of the Company’s common stock on the date of grant. Had compensation cost been determined consistent with SFAS No. 123, “Accounting for Stock-Based Compensation,” which requires measuring compensation cost at the fair value of the options granted, the Company’s net income and net income per common share would have been adjusted to the pro forma amounts indicated below (in thousands, except per share amounts):

	2001	2000	1999
Net income: As reported	$4,685	$7,189	$3,983
Pro forma	4,423	6,925	3,439
Net income per common share:
Basic: As reported	$0.75	$1.17	$0.66
Pro forma	0.71	1.13	0.57
Diluted: As reported	$0.73	$1.12	$0.65
Pro forma	0.69	1.08	0.56

The fair value of each option, for each year, is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: no dividends; expected volatility ranging from 45 to 47 percent; risk-free interest rate ranging from 4.6 to 6.8 percent; and expected lives of 5 or 10 years.

A summary of certain provisions and amounts related to the Plans follows:

	2000 Plans	1998 Plans	1997 Plans	1995 Plans
Authorized, unissued shares originally available for grant	325,000	310,000	300,000	300,000
Shares granted	87,500	310,000	299,625	286,500
Shares available for grant at December 31, 2001	237,500	–0–	375	13,500
Options exercisable at December 31, 2001	3,125	177,500	231,250	74,125

A summary of the status of the Plans as of December 31, 2001, 2000 and 1999, and changes during the years ended on those dates is presented below:

	2001		2000		1999
Fixed Options	Shares (000)	Weighted Average Exercise Price	Shares (000)	Weighted Average Exercise Price	Shares (000)	Weighted Average Exercise Price
Outstanding at beginning of year	840	$5.18	1,027	$4.58	1,124	$4.39
Granted	86	6.83	118	6.16	100	4.13
Exercised	(137)	3.17	(295)	3.55	(192)	3.36
Cancellations and Expirations	(14)	5.55	(10)	2.79	(5)	2.88

Outstanding at end of year	775	5.70	840	5.18	1,027	4.58
Options exercisable at year end	486		429		531
Weighted-average fair value of options granted during the year		$4.32		$2.96		$2.02

COBRA ELECTRONICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about stock options outstanding at December 31, 2001:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding (000)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number Exercisable (000)	Weighted Average Exercise Price
Less than $3	51	$2.88	0.2	52	$2.88
$4.01 to $5.00	100	4.13	1.6	50	4.13
$5.01 to $6.00	313	5.63	1.2	266	5.63
$6.01 to $7.00	270	6.53	3.6	96	6.65
$7.01 to $8.00	30	8.00	1.2	22	8.00
$8.01 to $9.00	11	8.63	9.3	—	—

Total	775	$5.70	2.1	486	$5.49

(8)  RETIREMENT BENEFITS

The only qualified retirement plan for employees is the Cobra Electronics Corporation Profit Sharing and 401(k) Incentive Savings Plan (the “Plan”). The Company may make a discretionary annual profit sharing contribution that is allocated among accounts of persons employed by the Company for more than one year, prorated based on the compensation paid to such persons during the year. Profit sharing expense for 2001, 2000 and 1999 was $229,000, $276,000 and $245,000, respectively. Company match 401(k) expense for 2001, 2000, and 1999 was $231,000, $154,000, and $111,000, respectively.

As of December 31, 2001 and 2000, deferred compensation of $3.3 million and $3.0 million, respectively, was recorded as a long-term liability. The current portion of the deferred compensation liability was included in accrued salaries and commissions, and amounted to $253,000 at December 31, 2001 and 2000. Deferred compensation obligations arise pursuant to outstanding key executive employment agreements, the majority of which relates to the former president and chief executive officer.

(9)  COMMITMENTS

At December 31, 2001 and 2000, the Company had outstanding inventory purchase orders with suppliers totaling approximately $23.9 million and $34.8 million, respectively. The decrease reflected higher inventories at December 31, 2001 coupled with lower projected first quarter 2002 net sales, versus the first quarter of 2001 when certain customers were holding special promotions.

(10)  INDUSTRY SEGMENT INFORMATION

The Company operates in only one business segment—consumer electronics (see Note 1). The Company has a single sales department and distribution channel which provides all product lines to all customers. In 2001, sales to three customers totaled 14.0%, 12.1%, and 10.1% of consolidated net sales. For 2000, sales to two customers totaled 14.2% and 11.1% of consolidated net sales. In 1999, sales to one customer totaled 16.2% of consolidated net sales.

For 2001, approximately 67% of international sales were to customers in Canada and 12% were to customers in the United Kingdom. In 2000, sales to customers in Canada and the United Kingdom accounted for approximately 63% and 11% of international sales, respectively. For 1999, sales to customers in Canada and the United Kingdom accounted for approximately 43% and 38% of international sales, respectively. The Company does not believe that the loss of any one customer would have a material adverse effect on its results of operations or financial condition.

COBRA ELECTRONICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Concluded)

The tabular presentation below sets forth certain financial information regarding the Company’s net sales and long-lived assets by geographic area for the years ended December 31, 2001, 2000, and 1999 (In thousands).

	Year Ended December 31,
	2001	2000	1999
Net sales
Domestic	$141,221	$130,165	$113,793
Foreign	12,900	14,400	4,900
Long-lived assets
Domestic	$12,685	$12,266	$10,438
Foreign	2,095	1,677	1,024

(11)  OTHER ASSETS

Other assets at December 31, 2001 and 2000 included primarily the cash surrender value of officers’ life insurance policies. The cash value of officers’ life insurance policies is maintained to fund deferred compensation obligations (see Note 8).

(12)  CONTINGENCIES

The Company is subject to various unresolved legal actions which arise in the normal course of its business. None of these matters is expected to have a material adverse effect on the Company’s financial position or results of operations. However, the ultimate resolution of these matters could result in a change in the Company’s estimate of its liability for these matters.

(13)  STOCKHOLDER RIGHTS PLAN

The Company maintains a Stockholder Rights Plan (the “Plan”) designed to deter coercive or unfair takeover tactics, to prevent a person or group from gaining control of the Company without fair value to all shareholders and to deter other abusive takeover tactics that are not in the best interest of shareholders. The Company has designated 120,000 of the 1 million authorized shares of the preferred stock as Series A Junior Participating preferred stock.

Under the terms of the Plan, each share of common stock is accompanied by one right; each right entitles the shareholder to purchase from the Company one one-hundredth of a newly issued share of Series A Junior Preferred Stock, par value $1 per share, of the Company at an exercise price of $35.

The rights become exercisable 10 days after a public announcement that an Acquiring Person (as defined in the Plan) has become the beneficial owner of 15% or more of the outstanding shares of the Company (the “Stock Acquisition Date”) or 10 business days after the commencement of a tender or exchange offer that would result in a person beneficially owning 15% or more of such shares. The Company can redeem the rights for $0.01 per right at any time until the earlier of 10 days following the Stock Acquisition Date or the final expiration of the rights. The rights will expire on November 5, 2011, unless redeemed earlier by the Company.

In the event that any person becomes an Acquiring Person, each right will entitle the holder thereof, upon payment of the current exercise price, to receive shares of common stock of the Company which, at the time of such person becoming an Acquiring Person, have a market value equal to two times the then current exercise price. If, after the public announcement has been made that any person has become an Acquiring Person, (i) the Company merges into or consolidates with another person (with limited exceptions), (ii) another person (with limited exceptions) merges into or consolidates with the Company and shares of common stock of the Company are converted into securities of another person, cash or property or (iii) the Company transfers 50% or more of its consolidated assets, cash flow or earning power to another person (with limited exceptions), each right will entitle the holder thereof to receive, upon payment of the current exercise price, the number of shares of common stock of the Acquiring Person (or of another person affiliated therewith) which, at the time of consummation of the transaction, have a market value equal to two times the then current exercise price.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of
Cobra Electronics Corporation
Chicago, Illinois

We have audited the accompanying consolidated balance sheets of Cobra Electronics Corporation and subsidiaries (the “Company”) as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

DE	LOITTE & TOUCHE LLP

Chicago, Illinois
February 19, 2002

PROXY

COBRA ELECTRONICS CORPORATION

6500 West Cortland, Chicago, IL 60707

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William P. Carmichael and Gerald M. Laures as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Cobra Electronics Corporation held of record by the undersigned on April 5, 2002 at the Annual Meeting of Shareholders to be held on May 14, 2002, or any adjournments thereof.

(To be Signed on Reverse Side)

Please mark, sign date and return your
proxy card back as soon as possible

Annual Meeting of Shareholders
COBRA ELECTRONICS CORPORATION

May 14, 2002

Please Detach and Mail in the Envelope Provided

A ☒    Please mark your
            votes as in this
            example.

	FOR VOTE	WITHHOLD AUTHORITY TO VOTE FOR
1. Election of Directors.	☐	☐

NOMINEES:  JAMES R. BAZET
HAROLD D. SCHWARTZ
(INSTRUCTIONS: To withhold authority to vote for any
person, strike a line through the nominee’s name.)

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting

This proxy, when properly executed below, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the nominees listed in Item (1).

The Directors recommend a vote FOR the election of the Board’s nominee to the Board of Directors.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                                                                       SIGNATURE
SIGNATURE ______________________  DATE  _______________     (if held jointly)  ____________________  DATE  ______________
Note:    Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or as guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in the partnership name by an authorized person.